Exhibit 99.1

Armata Pharmaceuticals Announces Second Quarter 2023 Results and Provides Corporate Update

LOS ANGELES, Calif., August 14, 2023 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its second quarter ended June 30, 2023, and provided a corporate update.

Second Quarter 2023 and Recent Developments:

•	Announced leadership transition whereby world-renowned healthcare leader and former Innoviva Board member Dr. Deborah L. Birx has been appointed Armata’s new Chief Executive Officer. Dr. Birx has also been appointed to Armata’s Board of Directors;

•	Entered into new credit agreement with Innoviva, the Company’s largest shareholder, for gross proceeds of $25 million, and executed an amendment to its existing senior convertible credit and security agreement with Innoviva, extending the maturity date to January 10, 2025;

•	Continued enrollment in the Phase 2 study (“Tailwind”) of inhaled AP-PA02 in patients with non-cystic fibrosis bronchiectasis (NCFB) and chronic Pseudomonas aeruginosa respiratory infection;

•	Further analyzed clinical data from the SWARM-P.a. study with the goal of advancing AP-PA02 into a Phase 2b/3 registrational study in cystic fibrosis (CF) patients in 2024;

•	Completed enrollment as planned of the Phase 1b part of the Phase 1b/2a study of AP-SA02 in Staphylococcus aureus bacteremia (“diSArm”); Company anticipates initiating the Phase 2a part of the study in 3Q23;

•	Commenced feasibility analysis of enrolling AP-SA02 prosthetic joint infection (PJI) study subjects at current “diSArm” sites for potential dual use enrollment in Q3-Q4 2023;

•	Progressed the build-out of its new advanced biologics cGMP facility that will provide the company with the manufacturing capacity to pursue partnership opportunities while also executing late-stage trials; and,

•	Delivered an oral presentation on the Company's recently completed Phase 1b/2a SWARM-P.a. clinical trial at the 6th World Conference on Targeting Phage Therapy, which was held June 1-2, 2023, in Paris.

“I am pleased to report significant progress during the second quarter, as we continued to advance two critical pathway clinical studies while preparing to initiate a third,” stated Dr. Deborah Birx, Chief Executive Officer. “For AP-PA02, our five-phage cocktail targeting Pseudomonas aeruginosa, we continue to analyze results from our SWARM-P.a. study with the goal of progressing to a Phase 2b/3 registrational study in adult cystic fibrosis patients in 2024. At the same time, we have incorporated important learnings from this study into our ongoing Phase 2 trial of AP-PA02 in patients with non-cystic fibrosis bronchiectasis.”

“Regarding our second clinical candidate, AP-SA02, we are concluding the Phase 1b part of our Staphylococcus aureus complicated bacteremia study in partnership with the U.S. Department of Defense, with plans to initiate the Phase 2a part this quarter. We are excited to observe that the phage cocktail is well tolerated every six hours intravenously, opening the door to direct clinical evidence from the Phase 2a part and the potential for an accelerated 2b/3 registrational study. Based on AP-SA02’s favorable tolerability profile, we are in parallel advancing start-up activities for a second trial that will evaluate this cocktail as a potential treatment for S. aureus prosthetic joint infections.”

“I am pleased with our progress to date, and, with our strengthened balance sheet, laser focus, and clearly defined strategy, we look forward to a productive back half of the year as we work towards introducing phage therapy as a much-needed novel treatment for a broad range of dangerous, drug-resistant pathogens,” Dr. Birx concluded.

Second Quarter 2023 Financial Results

Grant Revenue. The Company recognized grant revenue of approximately $1.0 million for the three months ended June 30, 2023, which represents Medical Technology Enterprise Consortium (“MTEC”)’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of Staphylococcus aureus bacteremia. The Company expects to receive $16.3 million in grant funding from MTEC administered by the U.S. Department of Defense and the Defense Health Agency and Joint Warfighter Medical Research Program. The Company recognized approximately $1.9 million of revenue in the comparable period in 2022.

Research and Development. Research and development expenses for the three months ended June 30, 2023 were approximately $8.3 million as compared to approximately $9.0 million for the comparable period in 2022. The Company continues to invest in clinical trial and personnel related expenses associated with its primary development programs.

General and Administrative. General and administrative expenses for the three months ended June 30, 2023 were approximately $2.4 million as compared to approximately $2.1 million for the comparable period in 2022. The increase was primarily related to expenses related to the increased legal and professional expenses.

Loss from Operations. Loss from operations for the three months ended June 30, 2023 was $(9.6) million as compared to a loss from operations of approximately $(9.2) million for the comparable period in 2022.

Cash and Equivalents. As of June 30, 2023, Armata held approximately $12.5 million of unrestricted cash and cash equivalents, as compared to $14.9 million as of December 31, 2022. Subsequent to the end of the second quarter, Armata announced a new credit agreement with Innoviva for gross proceeds totaling $25 million.

As of August 8, 2023, there were approximately 36.1 million common shares outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to Armata's bacteriophage development programs, Armata's ability to set up or operate R&D and manufacturing facilities, Armata's ability to meet expected milestones, Armata's future success or failure, Armata's ability to be a leader in the development of phage-based therapeutics, and statements related to the timing and results of clinical trials, including the anticipated results of clinical trials of AP-PA02 and AP-SA02, Armata’s ability to develop new products based on natural bacteriophages and synthetic bacteriophages and Armata’s ability to obtain additional funding and capacity to repay, refinance, or restructure its existing debt and obligations. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the ability of Armata's lead clinical candidates, AP-PA02 and AP-SA02, to be more effective than previous candidates; that the top line results are indicative of the final data; Armata's ability to expedite development of AP-PA02 and AP-SA02; Armata's ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; Armata's ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; the Company's expected market opportunity for its products; Armata's ability to sufficiently fund its operations as expected, including obtaining additional funding as needed; and any delays or adverse events within, or outside of, Armata's control, caused by the ongoing COVID-19 pandemic. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Annual Report on Form 10-K, filed with the SEC on March 16, 2023, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$12,456,000	$14,852,000
Prepaid expenses	5,745,000	3,664,000
Other receivable	8,633,000	8,531,000
Total current assets	26,834,000	27,047,000
Property and equipment, net	8,807,000	3,617,000
Operating lease right-of-use assets	43,652,000	43,035,000
Other long term assets	8,173,000	8,389,000
Intangible assets, net	13,746,000	13,746,000
Total assets	$101,212,000	$95,834,000

Liabilities and shareholders’ equity
Convertible debt	$26,352,000	$-
Other current liabilities	25,210,000	24,873,000
Total current liabilities	51,562,000	24,873,000
Long term liabilities	27,430,000	31,804,000
Deferred tax liability	3,077,000	3,077,000
Total liabilities	82,069,000	59,754,000
Shareholders’ equity	19,143,000	36,080,000
Total liabilities and shareholders’ equity	$101,212,000	$95,834,000

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Grant Revenue	$980,000	$1,883,000	$1,776,000	$3,119,000
Operating expenses:
Research and development	8,259,000	9,020,000	17,863,000	17,048,000
General and administrative	2,350,000	2,083,000	4,888,000	4,066,000
Total operating expenses	10,609,000	11,103,000	22,751,000	21,114,000
Loss from operations	(9,629,000)	(9,220,000)	(20,975,000)	(17,995,000)
Other income (expense), net	46,000	5,000	64,000	6,000
Change in fair value of convertible debt	6,036,000	-	2,874,000	-
Loss before income taxes and Net Loss	$(3,547,000)	$(9,215,000)	$(18,037,000)	$(17,989,000)
Net loss per share, basic	$(0.10)	$(0.26)	$(0.50)	$(0.55)
Weighted average shares outstanding, basic	36,068,130	35,999,642	36,056,649	32,517,416
Net loss per share, diluted	$(0.17)	$(0.26)	$(0.50)	$(0.55)
Weighted average shares outstanding, diluted	56,544,698	35,999,642	36,056,649	32,517,416

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2023	2022
Operating activities:
Net loss	$(18,037,000)	$(17,989,000)
Adjustments required to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,118,000	1,442,000
Depreciation	458,000	421,000
Change in fair value of convertible debt	(2,874,000)	-
Changes in operating assets and liabilities, net	(10,295,000)	4,463,000
Net cash used in operating activities	(29,630,000)	(11,663,000)
Investing activities:
Purchases of property and equipment, net	(2,232,000)	(1,372,000)
Net cash used in investing activities	(2,232,000)	(1,372,000)
Financing activities:
Proceeds from issuance of convertible debt, net	29,226,000	-
Proceeds from sale of common shares, net of offering costs	-	44,414,000
Proceeds from exercise of warrants and share-based options	-	71,000
Net cash provided by (used in) financing activities	29,226,000	44,485,000
Net increase (decrease) in cash and cash equivalents	(2,636,000)	31,450,000
Cash, cash equivalents and restricted cash, beginning of period	20,812,000	11,488,000
Cash, cash equivalents and restricted cash, end of period	$18,176,000	$42,938,000

	Six Months Ended June 30,
	2023	2022
Reconciliation of Cash and cash equivalents:
Cash and cash equivalents	$12,456,000	$36,978,000
Restricted cash	5,720,000	5,960,000
Cash, cash equivalents and restricted cash	$18,176,000	$42,938,000